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                     September 16, 2022

       Robert Lavan
       Executive Vice President and Chief Financial Officer
       Bally's Corp
       100 Westminster Street
       Providence, RI 02903

                                                        Re: Bally's Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-38850

       Dear Robert Lavan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction